EXHIBIT 99.1

[Logo of Entegris]

FOR IMMEDIATE RELEASE

CONTACT:	Cindy Schmieg
Entegris Public Relations
952-556-8193
cindy_schmieg@entegris.com

Heide Erickson
Director of Investor Relations
952-556-8051
heide_erickson@entegris.com

ENTEGRIS REPORTS SECOND-QUARTER 2004 RESULTS

Year-over-Year Revenue Increases by 46 Percent to $80 million; Earnings up 6 cents to 7 Cents Per Share

CHASKA, Minn., March 18, 2004—Entegris, Inc. (Nasdaq: ENTG), the materials integrity management company, today reported results for its fiscal 2004 second quarter ended Feb. 28, 2004. Sales totaled $80.0 million, a 46 percent increase from the company’s fiscal 2003 second-quarter sales of $54.7 million, and up 16 percent from $68.7 million for the first fiscal quarter of 2004. The company reported net income of $5.0 million, or 7 cents per diluted share, compared to net income of $0.6 million, or 1 cent per share, for the fiscal 2003 second quarter and $1.6 million, or 2 cents per share, for the first fiscal quarter of 2004. Entegris generated approximately $14 million in cash from operations during the fiscal 2004 second quarter.

Gross margin for the fiscal 2004 second quarter was 43.5 percent, versus 41.3 percent for the year-ago period. On a sequential, quarter-over-quarter basis, gross margins improved by 3.4 percentage points from 40.1 percent in the fiscal 2004 first quarter. The company rapidly increased production and expanded flexible resources to respond to increased customer demand.

Selling, general and administrative expenses for the second quarter totaled $23.3 million, an increase of $2.3 million from the fiscal 2004 first quarter. This increase was related to accruals for incentive payouts and charitable contributions, due to higher sales and profitability levels.

Operating margin for the fiscal 2004 second quarter was 8.2 percent, versus an operating loss of 2.8 percent for the year-ago period. On a sequential, quarter-over-quarter basis, Entegris’ operating margin improved by 5.5 percentage points over the fiscal 2004 first quarter.

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ENTEGRIS REPORTS SECOND-QUARTER 2004 RESULTS........................................................................................Page 2 of 3

“We are particularly pleased to see continued revenue growth and an increase in orders,” said Jim Dauwalter, Entegris’ president and chief executive officer. “Both revenue and orders gained momentum during the quarter due to growing strength in the semiconductor market. As the leader in materials integrity management with global customer support capabilities and broad financial strength, Entegris is positioned to support our semiconductor customers through this recovery period. We’re also excited about additional opportunities for our company in new markets such as Services, Life Sciences and Fuel Cell.”

Outlook

“All indications are that the semiconductor industry will continue to gain momentum for the foreseeable future,” said Dauwalter. “Therefore, we estimate sales next quarter will increase by 10 to 12 percent from the second quarter. The driver for this growth will be our capital spending driven products in the semiconductor market. We also anticipate additional leverage and estimate operating margins to increase to 11 to 13 percent of sales for our fiscal 2004 third quarter.”

Balance Sheet/Cash Flow Statement Discussion

Cash, cash equivalents and short-term investments at the end of the fiscal 2004 second quarter totaled $112.3 million. The company generated approximately $14 million in cash from operations during the quarter. Short- and long-term debt declined slightly to $24.4 million. Inventories increased from the 2004 first quarter by $4.9 million to $44.3 million, almost entirely related to work-in-process and raw material inventory as the company expanded production to meet rising customer demand. Accounts receivable totaled $63.0 million, up $7.1 million from 2004 first quarter, primarily because of the acceleration in sales as the quarter progressed. Days sales outstanding declined to 62 days from 65 days during the 2004 first quarter.

Second-Quarter Results Conference Call Details

Investors have the opportunity to listen to the conference call today at 7:30 a.m. EST over the Internet at http://www.entegris.com. To listen to the live call, listeners may go to the Web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

FORWARD-LOOKING STATEMENTS

Certain information in this news release does not relate to historical financial information and may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected.

Among these risks and uncertainties are general economic conditions, the cyclical nature of the semiconductor industry, the risks associated with the acceptance of new products and services, the successful integration of acquisitions, the ability to expand into new markets and the ability of operations to respond to rapidly increasing sales. Other factors that could cause the company’s results to differ materially from those contained in its forward looking statements are included in the Form 10K filed in November 2003 and other documents filed by the company with the Securities and Exchange Commission.

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ENTEGRIS REPORTS SECOND-QUARTER 2004 RESULTS........................................................................................Page 3 of 3

ABOUT ENTEGRIS

Entegris products and services protect and transport the critical materials that enable the world’s leading technologies. Entegris is a leading materials integrity management company providing products and services used from production to consumption in the semiconductor, data storage, chemical processing, pharmaceutical, fuel cell and other key technology-driven industries worldwide.

Headquartered in Chaska, Minn., Entegris has manufacturing facilities in the United States, Germany, Japan and Malaysia and is ISO 9001 certified. Directly and through alliances with Metron Technology and other distributors, Entegris provides customer support on six continents. Additional information can be found at www.entegris.com

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ENTEGRIS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Amounts in thousands, except per share amounts)

	Three months ended		Six months ended
	Feb. 28, 2004	March 1, 2003	Feb. 28, 2004	March 1, 2003
Net sales	$79,970	$54,656	$148,646	$108,905
Cost of sales	45,223	32,101	86,370	64,472

Gross profit	34,747	22,555	62,276	44,433
Selling, general and administrative expenses	23,345	19,833	44,389	38,755
Engineering, research and development expenses	4,821	4,233	9,424	8,306
Other charges	—	—	—	1,812

Operating income (loss)	6,581	(1,511)	8,463	(4,440)
Interest income, net	(64)	(20)	(106)	(320)
Other (income) expense, net	(541)	8	(1,098)	4,795

Income (loss) before income taxes and other items below	7,186	(1,499)	9,667	(8,915)
Income tax expense (benefit)	2,170	(2,210)	3,011	(4,042)
Equity in net (income) loss of affiliate	(7)	64	(4)	122

Net income (loss)	$5,023	$647	$6,660	$(4,995)

Earnings (loss) per common share:
Basic:	$0.07	$0.01	$0.09	$(0.07)
Diluted:	$0.07	$0.01	$0.09	$(0.07)
Weighted shares outstanding:
Basic	72,844	71,391	72,710	71,278
Diluted	77,186	75,465	77,066	71,278

ENTEGRIS, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	February 28, 2004	August 30, 2003
ASSETS
Cash and cash equivalents	$82,972	$80,546
Short-term investments	29,335	24,541
Accounts receivable	63,041	52,604
Inventories	44,265	38,163
Deferred tax assets and refundable income taxes	14,339	14,637
Other current assets	4,443	3,564

Total current assets	238,395	214,055
Property, plant and equipment	95,353	95,212

Investments in affiliates	5,913	8,596
Intangible assets	94,580	96,921
Other assets	2,016	2,882

Total assets	$436,257	$417,666

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	$1,602	$2,412
Short-term debt	11,195	16,455
Accounts payable	14,130	9,570
Accrued liabilities	27,586	25,852
Income tax payable	6,942	—

Total current liabilities	61,455	54,289
Long-term debt, less current maturities	11,643	10,070
Deferred tax liabilities	14,768	15,642
Shareholders’ equity	348,391	337,665

Total liabilities and shareholders’ equity	$436,257	$417,666